Exhibit (a)(1)(E)

Offer to Purchase

All Outstanding Shares of Common Stock

of

COLUCID PHARMACEUTICALS, INC.

at

$46.50 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase dated January 31, 2017

by

PROCAR ACQUISITION CORPORATION,

a wholly-owned subsidiary

of

ELI LILLY AND COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 28, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

January 31, 2017

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 31, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by ProCar Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) of CoLucid Pharmaceuticals, Inc., a Delaware corporation (“CoLucid”), at a purchase price of $46.50 per Share, net to the seller in cash, without interest and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Also enclosed is CoLucid’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF COLUCID (UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF BOARD MEMBERS) UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $46.50 per Share, net to you in cash, without interest and subject to any required tax withholding.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 17, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among CoLucid, Lilly, and Purchaser. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into CoLucid (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with CoLucid continuing as the surviving corporation and becoming a wholly-owned subsidiary of Lilly.

4. The Board of Directors of CoLucid (upon the unanimous recommendation of a special committee of board members) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of CoLucid and its stockholders; (ii) approved and declared advisable the Offer and the Merger and the execution, delivery and performance by CoLucid of the Merger Agreement and the consummation of the transactions contemplated thereby; (iii) approved the execution, delivery and performance by CoLucid of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; (iv) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL; and (v) resolved to recommend that the stockholders of CoLucid accept the Offer and tender their Shares pursuant to the Offer.

5. The Offer and withdrawal rights will expire at one minute past 11:59 P.M., New York City time, on Tuesday, February 28, 2017, unless the Offer is extended or earlier terminated.

6. The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Tender Condition (as defined in the Offer to Purchase); (ii) the Antitrust Condition (as defined in the Offer to Purchase); (iii) the accuracy of CoLucid’s representations and warranties set forth in the Merger Agreement, and the performance of CoLucid’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and (iv) no Company Material Adverse Effect (as defined in the Offer to Purchase) has occurred.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

COLUCID PHARMACEUTICALS, INC.

at

$46.50 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated January 31, 2017

by

PROCAR ACQUISITION CORPORATION,

a wholly-owned subsidiary

of

ELI LILLY AND COMPANY

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 31, 2017, and the related Letter of Transmittal, in connection with the offer by ProCar Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) of CoLucid Pharmaceuticals, Inc., a Delaware corporation (“CoLucid”), at a purchase price of $46.50 per Share, net to the seller in cash, without interest and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated January 31, 2017 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE
Shares*
Signature(s)

Account No.

Dated , 2017

Area Code and Phone Number

Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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